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                                                                    Exhibit 15.1


March 16, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated October 19, 2004, except as to the effects of the matters described in Note 2, which are as of March 16, 2005, on our review of interim financial information of Visteon Corporation (the "Company") for the three and nine month periods ended September 30, 2004 and September 30, 2003 and included in the Company's quarterly report on Form 10-Q/A for the quarter ended September 30, 2004 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-85406) dated April 2, 2002, and Form S-8 (Nos. 333-39756,
333-39758, 333-40202, 333-87794, and 333-115463) dated June 21, 2000, June 21,
2000, June 26, 2000, May 8, 2002, and May 13, 2004 respectively.

Very truly yours,



/s/ PricewaterhouseCoopers LLP